Exhibit 99.1

Press Release
Maxim Names William P. Sullivan to Board of Directors
Brings valuable customer perspective, as well as management and board experience at Agilent and Avnet
San Jose, CA—December 22, 2015—Maxim Integrated Products, Inc. (NASDAQ: MXIM) has named William P. Sullivan to its board of directors, effective immediately.
Mr. Sullivan most recently served as chief executive officer of Agilent Technologies, a global provider of scientific instruments, software, services and consumables in life sciences, diagnostics and applied chemical markets. Mr. Sullivan was Agilent's chief executive officer from January 2005 to March 2015. Prior to that, he was executive vice president and chief operating officer of Agilent from 2002 to 2005 and senior vice president and general manager of Agilent's Semiconductor Products Group from 1999 to 2002. Agilent was a spin-off Hewlett-Packard, where Mr. Sullivan spent the first 23 years of his career, primarily in management positions in the semiconductor group.
"Bill is an exceptionally qualified and highly regarded technology executive, and we look forward to the contributions that he can make given his unique industry expertise as a veteran of the semiconductor industry," said Kip Hagopian, Maxim's Chairman of the Board. Tunc Doluca, Maxim's president and chief executive officer added, "Enhanced customer engagement and insight are important elements of our focus on growing revenue, and Bill's counsel and oversight will add significantly to those initiatives."
Mr. Sullivan previously served as a director of Avnet, Inc., a leading global semiconductor distributor. (Avnet is currently Maxim's largest account, representing 19% of Maxim's revenue in fiscal 2015). He was also a director of URS Corporation, and he currently serves on the board of directors of Edison International.
About Maxim Integrated
Maxim is bringing new levels of analog integration to automotive, cloud data center, mobile consumer, and industrial applications. We're making technology smaller, smarter, and more energy efficient, so that our customers can meet the demands of an integrated world. Learn more at www.maximintegrated.com.

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